Exhibit 99.1

DGSE Companies, Inc. Amends Credit Facility with NTR Metals, LLC

Loan Agreement and Revolving Credit Note Extended One Year to August 1, 2015

DALLAS--(BUSINESS WIRE)--March 5, 2014--DGSE Companies, Inc. (NYSE MKT: DGSE), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced that a Loan Agreement and Revolving Credit Note with NTR Metals, LLC (“NTR”) has been extended by one year, from August 1, 2014 until August 1, 2015. NTR is an affiliate of Elemetal LLC (“Elemetal”), which is DGSE’s largest shareholder.

James Vierling, Chief Executive Officer and Chairman of the Board, stated, “This extension demonstrates the confidence that NTR and the entire Elemetal family of companies has in the future prospects of DGSE. It also ensures that the Company will have access to capital for future growth opportunities and strengthens our balance sheet. Our relationship with Elemetal continues to provide mutual benefits to each party.”

Elemetal offers a full range of refining, recycling, minting and trading services. Through a series of transactions beginning in 2010, Elemetal has become the largest shareholder of DGSE’s common stock. In addition, Elemetal is DGSE’s primary dealer for bullion purchases and is the primary refiner of recyclable precious metal. Both credit facilities will be secured by the Company’s tangible and intangible assets. This financing transaction is subject to certain financial covenants. For additional details, please access DGSE Companies’ Form 8-K filed with the Securities and Exchange Commission today.

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Bullion Express, Charleston Gold & Diamond Exchange, Dallas Gold & Silver Exchange, and Southern Bullion Coin & Jewelry operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Alabama, Florida, Georgia, Illinois, North Carolina, South Carolina, Tennessee and Texas, the Company operates internet websites which can be accessed at www.bullionexpress.com, www.dgse.com, www.cgdeinc.com, and www.sbcoin.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

CONTACT:
DGSE Companies, Inc.
Jim Vierling, CEO, 972-587-4021
investorrelations@dgse.com
or
Hayden IR
Brett Maas, 646-536-7331
Managing Partner
brett@haydenir.com